TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
- Reports Fourth Quarter 2023 Net Sales of $1.2 Billion, consistent with prior year
- Reports Fourth Quarter 2023 EPS of $0.43 and Adjusted EPS(1) of $0.53
- Consolidated Gross Margins expanded 260 basis points to 43.8%
- Increased Quarterly Cash Dividend 18% to $0.13 per share

LEXINGTON, KY, February 8, 2024 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the fourth quarter and year ended December 31, 2023. The Company also issued financial guidance for the full year 2024.

FOURTH QUARTER 2023 KEY HIGHLIGHTS

•Total net sales decreased 1.4% to $1,170.5 million as compared to $1,187.4 million in the fourth quarter of 2022, with a decrease of 4.0% in the North America business segment and an increase of 7.8% in the International business segment. On a constant currency basis(1), total net sales decreased 2.6%, with a decrease of 4.3% in the North America business segment and an increase of 3.5% in the International business segment.
•Gross margin was 43.8% as compared to 41.2% in the fourth quarter of 2022. Adjusted gross margin(1) was 44.2% as compared to 41.6% in the fourth quarter of 2022.
•Operating income decreased 17.1% to $121.9 million as compared to $147.1 million in the fourth quarter of 2022. Adjusted operating income(1) decreased 1.0% to $155.2 as compared to $156.8 million in the fourth quarter of 2022.
•Net income decreased 24.2% to $77.1 million as compared to $101.7 million in the fourth quarter of 2022. Adjusted net income(1) decreased 2.4% to $93.9 million as compared to $96.2 million in the fourth quarter of 2022.
•Earnings per diluted share ("EPS") decreased 24.6% to $0.43 as compared to $0.57 in the fourth quarter of 2022. Adjusted EPS(1) decreased 1.9% to $0.53 as compared to $0.54 in the fourth quarter of 2022.

SUMMARY FINANCIAL INFORMATION

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	Year Ended		% Reported Change
	December 31, 2023	December 31, 2022		December 31, 2023	December 31, 2022
Net sales	$1,170.5	$1,187.4	(1.4)%	$4,925.4	$4,921.2	0.1%
Net income	$77.1	$101.7	(24.2)%	$368.1	$455.7	(19.2)%
Adjusted net income(1)	$93.9	$96.2	(2.4)%	$425.6	$467.9	(9.0)%
EPS	$0.43	$0.57	(24.6)%	$2.08	$2.53	(17.8)%
Adjusted EPS(1)	$0.53	$0.54	(1.9)%	$2.40	$2.60	(7.7)%

Company Chairman and CEO Scott Thompson commented, "We are pleased with our fourth quarter and full year 2023 financial performance, especially in light of the soft demand within the bedding category. We believe the Company outperformed the category. Our competitive advantages of developing and marketing differentiated products through consumer-centric innovation; world-class manufacturing capabilities; successful omni-distribution platform; and vertical integration enabled the Company to deliver solid financial results. The Company is uniquely positioned to realize significant sales growth once the bedding category returns to growth."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights: Fourth Quarter 2023

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 4.0% to $895.4 million as compared to $932.3 million in the fourth quarter of 2022, primarily driven by macroeconomic pressures impacting U.S. consumer behavior. On a constant currency basis(1), North America net sales decreased 4.3% as compared to the fourth quarter of 2022. Gross margin was 40.2% as compared to 37.4% in the fourth quarter of 2022. Adjusted gross margin(1) was 40.7% as compared to 37.9% in the fourth quarter of 2022. Operating margin was 15.4% as compared to 14.6% in the fourth quarter of 2022. Adjusted operating margin(1) was 15.9% as compared to 15.1% in the fourth quarter of 2022.

North America net sales through the wholesale channel decreased $50.1 million, or 6.2%, to $762.8 million as compared to the fourth quarter of 2022. North America net sales through the direct channel increased $13.2 million, or 11.1%, to $132.6 million, as compared to the fourth quarter of 2022.

North America adjusted gross margin(1) improved 280 basis points as compared to the fourth quarter of 2022. The improvement was primarily driven by favorable commodity costs and operational efficiencies, partially offset by unfavorable product mix. North America adjusted operating margin(1) improved 80 basis points as compared to the fourth quarter of 2022. The improvement was primarily driven by the improvement in gross margin, partially offset by investments in growth initiatives.

International net sales increased 7.8% to $275.1 million as compared to $255.1 million in the fourth quarter of 2022. On a constant currency basis(1), International net sales increased 3.5% as compared to the fourth quarter of 2022. Gross margin was 55.7% as compared to 55.2% in the fourth quarter of 2022. Operating margin was 19.2% as compared to 20.4% in the fourth quarter of 2022. Adjusted operating margin(1) was 20.7% in the fourth quarter of 2022. There were no adjustments to operating margin in the fourth quarter of 2023.

International net sales through the wholesale channel increased $13.7 million, or 14.7%, to $106.9 million as compared to the fourth quarter of 2022, primarily driven by the success of new Tempur® product introductions. International net sales through the direct channel increased $6.3 million, or 3.9%, to $168.2 million, as compared to the fourth quarter of 2022.

International gross margin improved 50 basis points as compared to the fourth quarter of 2022. The improvement was primarily driven by favorable commodity costs, partially offset by unfavorable mix. International operating margin declined 150 basis points as compared to adjusted operating margin(1) in the fourth quarter of 2022. The decline was primarily driven by operating expense deleverage to support growth initiatives, partially offset by the improvement in gross margin.

Corporate operating expense increased to $68.4 million as compared to $40.8 million in the fourth quarter of 2022, primarily driven by transaction costs of $17.5 million related to the pending acquisition of Mattress Firm and a $11.0 million fair value remeasurement, related to a strategic investment in a product innovation initiative. Corporate adjusted operating expense(1) was $39.6 million as compared to $36.8 million in the fourth quarter of 2022.

Consolidated net income decreased 24.2% to $77.1 million as compared to $101.7 million in the fourth quarter of 2022. Adjusted net income(1) decreased 2.4% to $93.9 million as compared to $96.2 million in the fourth quarter of 2022. EPS decreased 24.6% to $0.43 as compared to $0.57 in the fourth quarter of 2022. Adjusted EPS(1) decreased 1.9% to $0.53 as compared to $0.54 in the fourth quarter of 2022.

The Company ended the fourth quarter of 2023 with total debt of $2.6 billion and consolidated indebtedness less netted cash(1) of $2.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.87 times for the year ended December 31, 2023. Additionally, in the fourth quarter of 2023, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its 2023 Credit Agreement.

Dividend Increase

Today, the Company announced that its Board of Directors increased the quarterly cash dividend by 18% to $0.13 per share. This is the fourth increase to the dividend in the last few years. The dividend is payable on March 7, 2024 to shareholders of record at the close of business on February 22, 2024.

Company Chairman and CEO Scott Thompson commented, “We are pleased to announce this increase to our quarterly dividend. Our Board of Directors increased the quarterly dividend to $0.13 per share based on the strength of the Company’s market position and demonstrated ability to generate significant free cash flow. This marks the fourth increase to our dividend over the last three years, approximately doubling the cash dividend since it’s initiation in 2021."

Mattress Firm Update

Company Chairman and CEO Scott Thompson commented, "Regarding the pending Mattress Firm transaction, we certified compliance with the Federal Trade Commission's second request in the fourth quarter of 2023 and expect the transaction to close in the second half of 2024. Both Tempur Sealy and Mattress Firm continue to make joint progress in integration planning, including the signing of post-closing supply agreements with numerous companies providing Mattress Firm product. These agreements provide access post-closing to certain consumer-desired products, solidifying important supplier relationships. Additional discussions regarding post-closing supplier relationships are ongoing. Overall, we are optimistic about Tempur Sealy’s future and look forward to welcoming Mattress Firm into the organization later this year."

Amendment to the 2023 Credit Agreement

On February 6, 2024, the Company and certain other parties thereto entered into an amendment to the 2023 Credit Agreement which provides for a $625.0 million delayed draw term loan and a $40.0 million increase in availability on the existing incremental revolving loan. Once drawn, the instruments will have the same terms and conditions as the Company's existing term loans and revolving loans, respectively, under the 2023 Credit Agreement. This amendment was executed in connection with the Company's financing strategy for the pending acquisition of Mattress Firm expected to close in the second half of 2024.

Financial Guidance

For the full year 2024, the Company currently expects adjusted EPS(1) between $2.60 to $2.90. This contemplates the Company's current sales outlook for low to mid single digit year-over-year growth. At the midpoint, this adjusted EPS(1) guidance represents a 15 percent increase from the prior year.

Company Chairman and CEO Scott Thompson commented, "We are pleased to issue 2024 guidance that targets growth in both adjusted earnings per share(1) and sales. Underpinning our guidance is recent distribution gains and a belief that category demand is stabilizing around the world from negative year-over-year industry units. We expect full year 2024 industry units to be consistent with 2023 levels.

"With our strong financial position, resilient operating model and the recent investments made in our brands, products and expanded capacity, Tempur Sealy is positioned to grow adjusted earnings per share(1) and sales. As we grow into our new foam-pouring plant in the U.S. and given our near-term category outlook, we expect pressure on our profits in the first quarter of 2024 with adjusted EPS(1) likely being between $0.45 and $0.50 then returning to year-over-year growth in subsequent quarters."

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company is unable to provide forward‐looking EPS guidance and the applicable reconciliation to adjusted EPS(1), without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2024.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 8, 2024, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the announced Mattress Firm acquisition including the related regulatory approval process, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2024 and subsequent periods and the Company's expectations for increasing sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risk factors include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy®, Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2023	2022		2023	2022
Net sales	$1,170.5	$1,187.4	(1.4)%	$4,925.4	$4,921.2	0.1%
Cost of sales	657.7	698.2		2,796.7	2,871.6
Gross profit	512.8	489.2	4.8%	2,128.7	2,049.6	3.9%
Selling and marketing expenses	263.6	247.8		1,063.4	992.5
General, administrative and other expenses	136.9	101.0		481.1	397.6
Equity income in earnings of unconsolidated affiliates	(9.6)	(6.7)		(23.0)	(21.1)
Operating income	121.9	147.1	(17.1)%	607.2	680.6	(10.8)%

Other expense, net:
Interest expense, net	30.9	31.6		129.9	103.0
Loss on extinguishment of debt	3.2	—		3.2	—
Other expense, net	0.2	1.9		—	0.4
Total other expense, net	34.3	33.5		133.1	103.4

Income from continuing operations before income taxes	87.6	113.6	(22.9)%	474.1	577.2	(17.9)%
Income tax provision	(9.9)	(11.5)		(103.4)	(119.0)
Income from continuing operations	77.7	102.1	(23.9)%	370.7	458.2	(19.1)%
Income (loss) from discontinued operations, net of tax	—	0.4		—	(0.4)
Net income before non-controlling interest	77.7	102.5	(24.2)%	370.7	457.8	(19.0)%
Less: Net income attributable to non-controlling interest	0.6	0.8		2.6	2.1
Net income attributable to Tempur Sealy International, Inc.	$77.1	$101.7	(24.2)%	$368.1	$455.7	(19.2)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.45	$0.59		$2.14	$2.61
Earnings per share for discontinued operations	—	0.01		—	—
Earnings per share	$0.45	$0.60	(25.0)%	$2.14	$2.61	(18.0)%

Diluted
Earnings per share for continuing operations	$0.43	$0.57		$2.08	$2.53
Earnings per share for discontinued operations	—	—		—	—
Earnings per share	$0.43	$0.57	(24.6)%	$2.08	$2.53	(17.8)%

Weighted average common shares outstanding:
Basic	172.3	170.9		172.2	174.9
Diluted	178.2	177.0		177.3	180.3

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2023	December 31, 2022
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$74.9	$69.4
Accounts receivable, net	431.4	422.6
Inventories	483.1	555.0
Prepaid expenses and other current assets	113.8	148.2
Total Current Assets	1,103.2	1,195.2
Property, plant and equipment, net	878.3	791.1
Goodwill	1,083.3	1,062.3
Other intangible assets, net	714.8	715.8
Operating lease right-of-use assets	636.5	506.8
Deferred income taxes	15.6	11.3
Other non-current assets	122.2	77.3
Total Assets	$4,553.9	$4,359.8

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$311.3	$359.8
Accrued expenses and other current liabilities	427.1	432.7
Short-term operating lease obligations	119.6	105.5
Income taxes payable	5.3	12.8
Current portion of long-term debt	44.9	70.4
Total Current Liabilities	908.2	981.2
Long-term debt, net	2,527.0	2,739.9
Long-term operating lease obligations	574.8	453.5
Deferred income taxes	127.9	114.0
Other non-current liabilities	82.6	83.5
Total Liabilities	4,220.5	4,372.1

Redeemable non-controlling interest	10.0	9.8

Stockholders' Equity (Deficit):
Common stock, $0.01 par value, 500.0 million shares authorized; 283.8 million shares issued as of December 31, 2023 and 2022	2.8	2.8
Additional paid in capital	558.7	598.2
Retained earnings	3,279.2	2,988.5
Accumulated other comprehensive loss	(136.7)	(176.9)
Treasury stock at cost; 111.5 million and 113.3 million shares as of December 31, 2023 and 2022, respectively	(3,380.6)	(3,434.7)
Total Stockholders' Equity (Deficit)	323.4	(22.1)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity (Deficit)	$4,553.9	$4,359.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$370.7	$457.8
Loss from discontinued operations, net of tax	—	0.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135.3	127.1
Amortization of stock-based compensation	47.7	53.1
Amortization of deferred financing costs	3.9	3.9
Bad debt expense	8.2	6.7
Deferred income taxes	8.3	(10.5)
Dividends received from unconsolidated affiliates	20.4	22.9
Equity income in earnings of unconsolidated affiliates	(23.0)	(21.1)
Loss on extinguishment of debt	1.4	—
Foreign currency transaction adjustments and other	(0.9)	0.3
Changes in operating assets and liabilities:
Accounts receivable	(11.5)	(14.8)
Inventories	75.8	(101.9)
Prepaid expenses and other assets	50.1	(24.2)
Operating leases, net	5.3	4.4
Accounts payable	(46.9)	(59.5)
Accrued expenses and other liabilities	(14.7)	(67.3)
Income taxes receivable and payable	(59.8)	1.5
Net cash provided by operating activities from continuing operations	570.3	378.8

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(185.4)	(306.5)
Other	(2.4)	(8.8)
Net cash used in investing activities from continuing operations	(187.8)	(315.3)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	2,667.6	2,303.1
Repayments of borrowings under long-term debt obligations	(2,918.4)	(1,828.6)
Proceeds from exercise of stock options	2.9	0.5
Treasury stock repurchased	(36.0)	(667.4)
Dividends paid	(77.7)	(70.5)
Payment of deferred financing costs	(6.5)	—
Repayments of finance lease obligations and other	(16.2)	(16.2)
Net cash used in financing activities from continuing operations	(384.3)	(279.1)

Net cash used in continuing operations	(1.8)	(215.6)

Net operating cash flows used in discontinued operations	—	(0.3)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7.3	(15.4)
Increase (decrease) in cash and cash equivalents	5.5	(231.3)
CASH AND CASH EQUIVALENTS, beginning of period	69.4	300.7
CASH AND CASH EQUIVALENTS, end of period	$74.9	$69.4

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2023 and 2022:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2023	2022	2023	2022	2023	2022
Wholesale(a)	$869.7	$906.1	$762.8	$812.9	$106.9	$93.2
Direct(b)	300.8	281.3	132.6	119.4	168.2	161.9
	$1,170.5	$1,187.4	$895.4	$932.3	$275.1	$255.1

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)
The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2023 and 2022:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2023	December 31, 2022
Net income	$77.1	$101.7
Transaction costs(1)	17.5	—
Fair value remeasurement(2)	11.0	—
Operational start-up costs(3)	4.0	1.6
Loss on extinguishment of debt(4)	3.2	—
Cybersecurity event(5)	0.8	—
Restructuring costs(6)	—	4.7
ERP system transition(7)	—	3.4
Income from discontinued operations, net of tax(8)	—	(0.4)
Danish tax matter(9)	(10.2)	(12.3)
Adjusted income tax provision(10)	(9.5)	(2.5)
Adjusted net income	$93.9	$96.2

Adjusted earnings per share, diluted	$0.53	$0.54

Diluted shares outstanding	178.2	177.0

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2023 and 2022:

	Year Ended
(in millions, except per common share amounts)	December 31, 2023	December 31, 2022
Net income	$368.1	$455.7
Transaction costs(1)	49.0	—
Cybersecurity event(5)	14.3	—
Fair value remeasurement(2)	11.0	—
Operational start-up costs(3)	10.4	6.5
ERP system transition(7)	3.2	15.5
Loss on extinguishment of debt(4)	3.2	—
Restructuring costs(6)	—	10.0
Loss from discontinued operations, net of tax(8)	—	0.4
Danish tax matter(9)	(10.2)	(12.3)
Adjusted income tax provision(10)	(23.4)	(7.9)
Adjusted net income	$425.6	$467.9

Adjusted earnings per share, diluted	$2.40	$2.60

Diluted shares outstanding	177.3	180.3

Please refer to Footnotes at the end of this release

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2023.

	4Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,170.5		$895.4		$275.1		$—

Gross profit	$512.8	43.8%	$359.7	40.2%	$153.1	55.7%	$—
Adjustments:
Operational start-up costs(3)	3.8		3.8		—		—
Cybersecurity event(5)	0.5		0.5		—		—
Total adjustments	4.3		4.3		—		—

Adjusted gross profit	$517.1	44.2%	$364.0	40.7%	$153.1	55.7%	$—

Operating income (expense)	$121.9	10.4%	$137.5	15.4%	$52.8	19.2%	$(68.4)
Adjustments:
Transaction costs(1)	17.5		—		—		17.5
Fair value remeasurement(2)	11.0		—		—		11.0
Operational start-up costs(3)	4.0		4.0		—		—
Cybersecurity event(5)	0.8		0.5		—		0.3
Total adjustments	33.3		4.5		—		28.8

Adjusted operating income (expense)	$155.2	13.3%	$142.0	15.9%	$52.8	19.2%	$(39.6)

Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2022.

	4Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,187.4		$932.3		$255.1		$—

Gross profit	$489.2	41.2%	$348.4	37.4%	$140.8	55.2%	$—
Adjustments:
ERP system transition(7)	3.4		3.4		—		—
Operational start-up costs(3)	1.6		1.6		—		—
Total adjustments	5.0		5.0		—		—

Adjusted gross profit	$494.2	41.6%	$353.4	37.9%	$140.8	55.2%	$—

Operating income (expense)	$147.1	12.4%	$135.9	14.6%	$52.0	20.4%	$(40.8)
Adjustments:
Restructuring costs(6)	4.7		—		0.7		4.0
ERP system transition(7)	3.4		3.4		—		—
Operational start-up costs(3)	1.6		1.6		—		—
Total adjustments	9.7		5.0		0.7		4.0

Adjusted operating income (expense)	$156.8	13.2%	$140.9	15.1%	$52.7	20.7%	$(36.8)
Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2023.

	FULL YEAR 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,925.4		$3,855.5		$1,069.9		$—

Gross profit	$2,128.7	43.2%	$1,537.5	39.9%	$591.2	55.3%	$—
Adjustments:
Operational start-up costs(3)	10.2		10.2		—		—
Cybersecurity event(5)	10.1		10.1		—		—
ERP system transition(7)	3.2		3.2		—		—
Total adjustments	23.5		23.5		—		—

Adjusted gross profit	$2,152.2	43.7%	$1,561.0	40.5%	$591.2	55.3%	$—

Operating income (expense)	$607.2	12.3%	$643.1	16.7%	$170.9	16.0%	$(206.8)
Adjustments:
Transaction costs(1)	49.0		—		—		49.0
Cybersecurity event(5)	14.3		10.5		1.1		2.7
Fair value remeasurement(2)	11.0		—		—		11.0
Operational start-up costs(3)	10.4		10.4		—		—
ERP system transition(7)	3.2		3.2		—		—
Total adjustments	87.9		24.1		1.1		62.7

Adjusted operating income (expense)	$695.1	14.1%	$667.2	17.3%	$172.0	16.1%	$(144.1)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2022.

	FULL YEAR 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,921.2		$3,886.1		$1,035.1		$—

Gross profit	$2,049.6	41.6%	$1,487.3	38.3%	$562.3	54.3%	$—
Adjustments:
ERP system transition(7)	11.1		11.1		—		—
Operational start-up costs(3)	5.8		5.8		—		—
Total adjustments	16.9		16.9		—		—

Adjusted gross profit	$2,066.5	42.0%	$1,504.2	38.7%	$562.3	54.3%	$—

Operating income (expense)	$680.6	13.8%	$642.4	16.5%	$187.2	18.1%	$(149.0)
Adjustments:
ERP system transition(7)	15.5		14.3		—		1.2
Restructuring costs(6)	9.8		1.8		1.3		6.7
Operational start-up costs(3)	6.1		6.1		—		—
Total adjustments	31.4		22.2		1.3		7.9

Adjusted operating income (expense)	$712.0	14.5%	$664.6	17.1%	$188.5	18.2%	$(141.1)
Please refer to Footnotes at the end of this release

EBITDA, Adjusted EBITDA and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company’s compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2023 and 2022:

	Three Months Ended
(in millions)	December 31, 2023	December 31, 2022
Net income	$77.1	$101.7
Interest expense, net	30.9	31.6
Loss on extinguishment of debt(4)	3.2	—
Income tax provision	9.9	11.5
Depreciation and amortization	48.0	48.2
EBITDA	$169.1	$193.0
Adjustments:
Transaction costs(1)	17.5	—
Fair value remeasurement(2)	11.0	—
Operational start-up costs(3)	4.0	1.6
Cybersecurity event(5)	0.8	—
ERP system transition(7)	—	3.4
Restructuring costs(6)	—	4.7
Income from discontinued operations, net of tax(8)	—	(0.4)
Adjusted EBITDA	$202.4	$202.3
Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2023:

Year Ended
(in millions)	December 31, 2023
Net income	$368.1
Interest expense, net	129.9
Loss on extinguishment of debt(4)	3.2
Income tax provision	103.4
Depreciation and amortization	184.8
EBITDA	$789.4
Adjustments:
Transaction costs(1)	49.0
Cybersecurity event(5)	14.3
Fair value remeasurement(2)	11.0
Operational start-up costs(3)	10.4
ERP system transition(7)	3.2
Adjusted EBITDA	$877.3

Consolidated indebtedness less netted cash	$2,518.7

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.87 times
On October 10, 2023, the Company entered into the 2023 Credit Agreement with a syndicate of banks, replacing the 2019 Credit Agreement. Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2023, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.87 times for the twelve months ended December 31, 2023. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2023. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2023
Total debt, net	$2,571.9
Plus: Deferred financing costs(11)	21.7
Consolidated indebtedness	2,593.6
Less: Netted cash(12)	74.9
Consolidated indebtedness less netted cash	$2,518.7

Please refer to Footnotes at the end of this release

Footnotes:

(1)	The Company recorded $17.5 million and $49.0 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm in the fourth quarter and year ended 2023, respectively.
(2)	In the fourth quarter of 2023, the Company recorded a fair value remeasurement of $11.0 million related to a strategic investment in a product innovation initiative.
(3)
The Company recorded $4.0 million and $10.4 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. in the fourth quarter and year ended 2023, respectively. Cost of sales included personnel and facility related costs of $3.8 million and $10.2 million in the fourth quarter and year ended 2023, respectively. The Company recorded $1.6 million and $6.5 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. in the fourth quarter and year ended 2022, respectively, including $0.4 million of other expense for the year ended 2022. Cost of sales included personnel and facility related costs of $1.6 million and $5.8 million in the fourth quarter and year ended 2022, respectively.

(4)	In the fourth quarter of 2023, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(5)	The Company recorded $0.8 million and $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023 in the fourth quarter and year ended 2023, respectively. Cost of sales included $0.5 million and $10.1 million of manufacturing and network disruption costs incurred to ensure business continuity in the fourth quarter and year ended 2023, respectively. Operating expenses included $0.3 million and $4.2 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems in the fourth quarter and year ended 2023, respectively.
(6)	The Company recorded $4.7 million and $10.0 million of restructuring costs in the fourth quarter and year ended 2022, respectively. These costs were primarily associated with professional fees and headcount reductions related to organizational changes, including $0.2 million of other expense for the year ended 2022.
(7)
The Company recorded $3.2 million of charges related to the transition of its ERP system in the year ended 2023. The Company recorded $3.4 million and $15.5 million of charges related to the transition of its ERP system in the fourth quarter and year ended 2022, respectively. Cost of sales included $3.4 million and $11.1 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel in the fourth quarter and year ended 2022, respectively. Operating expenses included $4.4 million, primarily related to professional fees for the year ended 2022.

(8)	Certain subsidiaries in the International business segment were accounted for as discontinued operations and had been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(9)	The Company recorded an income tax benefit, on a net basis, of $10.2 million and $12.3 million related to its Danish tax matter in the fourth quarter of 2023 and 2022, respectively. In December 2022, the Danish tax authority ("DTA") and the IRS agreed on a preliminary framework to conclude the Company's Danish tax matter for the years 2012 through 2022. In October 2023, the DTA and the IRS formally concluded the matter.
(10)	Adjusted income tax provision represents the tax effects associated with the aforementioned items, excluding the income tax benefit for the Danish tax matter.
(11)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(12)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.